Exhibit 99.1

FOR IMMEDIATE RELEASE: MAY 14, 2007
COX COMMUNICATIONS AND DISCOVERY COMMUNICATIONS
COMPLETE EXCHANGE OF COX’S OWNERSHIP STAKE
Cox Now Owns Travel Channel and TravelChannel.com
ATLANTA, GA and SILVER SPRING, MD — Cox Communications, Inc. and Discovery Communications announced today that they have completed the exchange of Cox’s 25% stake in Discovery for Travel Media, Inc., the company that owns Travel Channel and TravelChannel.com. Travel Media also holds approximately $1.3 billion in cash.
“We are excited to finalize the deal and to convert our ownership position in Discovery to such a strong operating asset as Travel Channel,” said Cox Communications President Pat Esser. “We are enthusiastic about its tremendous growth prospects and opportunities to leverage its powerful content across the businesses and services of Cox Communications and our parent company, Cox Enterprises. Throughout our due diligence, we have gotten to know Pat Younge and his team at Travel Channel very well. We’re impressed with their operations expertise and strategic vision for the business and look forward to working with them closely as they continue building its impressive ratings and content. This is a strong network for video distributors and a popular one among viewers, and we’re committed to continuing and enhancing its value.”
Esser continued, “As a founding investor in Discovery Communications, we have been delighted with its phenomenal growth over the past two decades. I’m impressed with David Zaslav’s vision for Discovery and am confident it will continue to be one of the most successful programming brands in the world over the decades to come.”
“On behalf of John Hendricks and Discovery’s worldwide workforce, we want to thank Jim Robbins, Pat Esser and all of the executives at Cox for their leadership and guidance over the past 20 years,” said David Zaslav, President and CEO of Discovery Communications. “They have been outstanding shareholders, and we wish them and the Travel Channel team nothing but success in the future.”
Cox and Discovery announced their letter of intent concerning the transaction March 29. Travel Media’s ownership of Antenna Audio was initially part of the deal, but was later excluded by mutual agreement of the two parties. With the transaction complete, two-thirds of Discovery Communications is owned by Discovery Holding Company and the remaining one-third is owned by Advance/Newhouse Communications.
- more -

The transaction will not result in any significant changes in the governance rights of Discovery Holding Company or Advance/Newhouse Communications because most matters requiring action by the owners of Discovery Communications require an 80% vote.
About Cox Communications, Inc.
Cox Communications is a multi-service broadband communications and entertainment company with more than 6 million total residential and commercial customers. The third-largest cable television company in the United States, Cox offers an array of advanced digital video, high-speed Internet and telephony services over its own nationwide IP network, as well as integrated wireless services in partnership with Sprint (NYSE: S). Cox Business Services is a full-service, facilities-based provider of communications solutions for commercial customers, providing high-speed Internet, voice and long distance services, as well as data and video transport services for small to large-sized businesses. Cox Media offers national and local cable advertising in traditional spot and new media formats, along with promotional opportunities and production services. Cox owns and operates Travel Channel and TravelChannel.com. More information about the services of Cox Communications, a wholly owned subsidiary of Cox Enterprises, is available at www.cox.com, www.coxbusiness.com, and www.coxmedia.com.
About Discovery Communications
Discovery Communications is the number-one nonfiction media company reaching more than 1.5 billion cumulative subscribers in over 170 countries. Through TV and digital media, Discovery’s 100-plus worldwide networks include Discovery Channel, TLC, Animal Planet, Discovery Health, The Science Channel, and Discovery HD Theater. Discovery Communications is owned by Discovery Holding Co. (NASDAQ: DISCA, DISCB), Advance/Newhouse Communications and John S. Hendricks, Discovery’s founder and chairman. For more information please visit www.discovery.com.
# # #

Contacts:	Cox Communications: David Grabert, david.grabert@cox.com, 404-269-7054 Discovery Communications: Michelle Russo, Michelle_Russo@Discovery.com, 240-662-2901